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                                                                  EXHIBIT 99.1

                         [LETTERHEAD OF PARTNERRE LTD.]

          PartnerRe Announces Plan to Increase Capital by $350 million Expects to Grow Premiums by 30% and to Earn a 17% ROE in 2002

                     _______________________________________

PEMBROKE, BERMUDA, October 26, 2001 -- PartnerRe Ltd. (NYSE:PRE) announced today that it intends, subject to market conditions, to raise $350 million of new capital in the form of trust preferred and convertible preferred securities, before the end of the year.

Patrick Thiele, CEO and President of PartnerRe Ltd. commented, "We have decided to raise new capital in order to provide additional capacity to our clients and to ensure the maintenance of our very strong financial strength ratings."

Mr. Thiele continued,"This capital increase will also allow us to support the increased business opportunities that we anticipate for 2002. As we have said previously, our outlook for next year is very positive and we now expect premium income to grow by at least 30% during 2002. We have set as a target for 2002 operating earnings in excess of $5.50 per share and a return on beginning book value in excess of 17% (barring unexpectedly large loss events), despite issuing new securities and larger than expected losses in the third quarter 2001."

PartnerRe advised that a high frequency of large events not related to the September 11 attacks, including Tropical Storm Nari, the Toulouse, France chemical explosion, a large surety loss and a refinery fire, resulted in incremental losses of $25 million for the Company. As a result, PartnerRe expects a third quarter operating loss of $6.65 - $6.75 per share.

PartnerRe plans to release its third quarter 2001 earnings after regular market trading on November 6, 2001. The Company's management will discuss the earnings in more detail on a conference call on November 7, 2001 at 11.00 a.m. E.S.T. The conference call will be broadcast live over the Internet at www.partnerre.com/investor information.

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, catastrophe, agriculture, automobile, casualty, marine, aviation/space, credit/surety, technical and miscellaneous lines, life/annuity and health. As of June 30, 2001, total assets were $6.2 billion.

PartnerRe on the Internet: www.partnerre.com

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This press release contains forward-looking statements that are based upon the
Company's assumptions and expectations concerning future events and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements made by, or on behalf of the Company. These risks and uncertainties include, among other things, those described in the Company's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, such as general economic conditions and interest rates, some of which may be related to the insurance industries generally, such as pricing competition, industry consolidation and regulatory developments, and others of which may relate to the Company specifically, such as risks with implementing business strategies, adequacy of reserves, exposure to catastrophe losses, emergence of new information, credit, interest rate, currency and other risks associated with the Company's investment portfolio, and other factors. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be realized. The Company disclaims any obligation to update forward-looking information.

Contacts:

PartnerRe Ltd.
(441) 292-0888
Investor Contact: Harold C. Hoeg, Group Treasurer
Media Contact: Celia Powell, Corporate Relations

Citigate Sard Verbinnen
(212) 687-8080
Jim Barron/Hallie Bozzi